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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EXELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004

Annual Meeting of Shareholders
and Proxy Statement

March 12, 2004

To the Shareholders of Exelon Corporation

We will hold the annual meeting of shareholders of Exelon Corporation on Tuesday, April 27, 2004, at 9:30 A.M. (Eastern Time), at PECO Energy Headquarters, 2301 Market Street, Philadelphia, Pennsylvania.

The purpose of the annual meeting is to consider and take action on the following:

1.	The election of four Class I directors: Nicholas DeBenedictis, G. Fred DiBona, Jr., Sue L. Gin, and Edgar D. Jannotta, each for a term of three years.
2.	Ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountants for the year 2004.
3.	Approval of the Annual Incentive Plan for Senior Executives.
4.	Any other business that properly comes before the annual meeting.

Shareholders of record as of March 1, 2004 can vote at the annual meeting. This notice and proxy statement, voting instructions, and 2003 annual report to shareholders are being distributed on or about March 12, 2004.

Your vote is very important. If voting by mail, please sign, date and return the enclosed proxy card or vote instruction form in the enclosed envelope, and allow sufficient time for the postal service to deliver your proxy before the meeting. If voting by telephone or Internet, please follow the instructions on your proxy card.

If you plan on attending the annual meeting at the PECO Energy Headquarters, please bring your admission ticket and a photo ID along with you. The stub of your proxy card or vote instruction form will serve as your admission ticket.

By order of the board of directors:

/s/ Katherine K. Combs

Katherine K. Combs

Vice President, Corporate Secretary
and Deputy General Counsel

Frequently Asked Questions About the Annual Meeting
PROPOSAL1 Election of Directors
PROPOSAL2 Ratification of PricewaterhouseCoopersLLP as Exelon’s Independent Accountants for 2004
PROPOSAL3 Approval of Annual Incentive Plan for Senior Executives
Beneficial Ownership
Board of Directors
Board Committees
Board Compensation
Report of the Compensation Committee
Stock Performance Graph
Executive Compensation
Summary Compensation Table
Option Grants in 2003
Option Exercises & Year End Value
Retirement Plans
Employment Agreements
Report of the Audit Committee
Other Information
Appendix A: Annual Incentive Plan for Senior Executives
Appendix B: Audit Committee Charter

Frequently Asked Questions About the Annual Meeting	2
Proposal 1: Election of Directors	5
Proposal 2: Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountants for 2004	5
Proposal 3: Approval of Annual Incentive Plan for Senior Executives	7
Beneficial Ownership	11
Board of Directors	13
Board Committees	17
Board Compensation	20
Report of the Compensation Committee	21
Stock Performance Graph	25
Executive Compensation	26
Summary Compensation Table	26
Option Grants in 2003	28
Option Exercises & Year End Value	28
Retirement Plans	29
Employment Agreements	32
Report of the Audit Committee	38
Other information	39
Appendix A: Exelon Corporation Annual Incentive Plan for Senior Executives	A-1
Appendix B: Exelon Corporation Board of Directors Audit Committee Charter	B-1

Frequently Asked Questions About the Annual Meeting

What am I voting on?	Proposal 1: Election of four Class I directors: Nicholas DeBenedictis, G. Fred DiBona, Jr., Sue L. Gin, and Edgar D. Jannotta, each for a term of three years.

Proposal 2: Ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountants for the year 2004.

Proposal 3: Approval of the Annual Incentive Plan for Senior Executives.

Who can vote?	Common shareholders of Exelon Corporation as of the close of business on the record date, March 1, 2004, can vote at the annual meeting. Each share of Exelon Corporation common stock is entitled to one vote.

How do I vote?	Sign and date each proxy card that you receive and return it in the prepaid envelope or vote by telephone or by Internet. If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposals.

If you do not mark any selections, your proxy card will be voted:

• in favor of the election of the directors named in Proposal 1; and

• in favor of Proposal 2; and

• in favor of Proposal 3.

You have the right to revoke your proxy at any time before the meeting by either notifying the Corporate Secretary or casting another vote either in person or by one of the other methods discussed above.

Can I vote my shares by the Internet or telephone?	If you hold your shares in your own name, you may vote by telephone or by the Internet, by following the instructions included on your proxy card. If your shares are held in “street name,” you will need to contact your broker or other nominee to find out whether you will be able to vote by telephone or by Internet.

Who will count the vote?	Representatives of EquiServe Trust Company, N.A., and Exelon Corporation’s Office of the Corporate Secretary will count the votes and serve as judges of election.

What constitutes a quorum?	As of the record date, March 1, 2004, 330,212,365 shares of Exelon Corporation’s common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxies marked as abstaining on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum. Proxies marked as abstaining, however, will not be counted as votes cast on that proposal. Abstaining proxies include proxies containing broker non-votes.

What vote is needed for the proposals to be adopted?	More than one-half of shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted. Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors or the approval of any proposal.

Who conducts the proxy solicitation and how much will it cost?	Exelon Corporation is asking for your proxy for the annual meeting and will pay all of the cost of asking for shareholder proxies. We have hired Georgeson Shareholder Communications Inc. to help us send out the proxy materials and ask for proxies. Georgeson’s fee for these services is $12,500 plus out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone or telegram. We can use directors, officers and regular employees of Exelon Corporation to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon Corporation common stock.

How does a shareholder recommend someone to be considered as a board nominee for director, or nominate a candidate from the floor of the annual meeting?	It is too late to submit someone’s name for consideration as a potential board nominee in the proxy materials for the 2004 annual meeting. To recommend a candidate for the corporate governance committee’s consideration as a board nominee for election at the 2005 annual meeting, write a letter to Mr. M. Walter D’Alessio, Chairman of the Corporate Governance Committee, c/o Exelon Corporation, 10 South Dearborn St., 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee has the sole discretion to decide whom it will recommend, and the board has the sole discretion to make the final selection of nominees.

You cannot nominate a candidate for director from the floor of the 2004 annual meeting because the deadline for submitting advance notice of your intention to do so has already passed. If you wish to nominate a candidate for director from the floor of the 2005 annual meeting you must write to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn, 37th Floor, P.O. Box 805398, Chicago, IL 60680-5398. To be effective, your notice must comply with the Bylaws, be received no later than November 11, 2004 and include the information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, as well as the signed consent of the nominee to serve as a director, if elected.

When are the shareholder proposals for the 2005 annual meeting due?	In order to be considered for the 2005 annual meeting, shareholder proposals must be submitted in writing to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. Under the Bylaws, no proposal can be considered at the 2005 annual meeting unless it is received by the Corporate Secretary before the close of business on November 11, 2004. The proposal must also meet the other requirements of the Bylaws and the rules of the SEC relating to shareholder proposals.

How can I communicate with directors?	Shareholders can communicate with the Chairman of the corporate governance committee or with the independent directors as a group by writing to them, c/o Ms. Katherine Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. The Corporate Secretary may initially review communications with directors and transmit a summary to the directors, but has discretion to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints (although all communications are available to the directors upon request). The Corporate Secretary will forward to the directors any communications raising substantial issues.

What must I bring with me if I wish to attend the annual meeting?	Admittance to the annual shareholders meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you wish to attend the meeting, bring the bottom half of your proxy which is marked as your “Admission Ticket” Also, be sure to bring a photo ID. Seating is limited.

If you hold your shares through a broker, bank, or other nominee (also referred to holding shares in “street name”), you must bring the left portion of your voter instruction card, which is also marked as your admission ticket. Alternatively, you may also bring other proof of ownership such as your most recent account statement which clearly shows your ownership of Exelon common stock. Also bring a photo ID.

Cameras and other recording devices will not be permitted in the annual meeting.

Can I receive or view Exelon’s materials electronically?	Yes, Exelon’s annual report and proxy statement are available online, either for viewing or for downloading to your own computer for printing. The web address is www.exeloncorp.com. From the home page, select the Investor Relations tab.

If you wish to receive your future proxy statement and annual report electronically, you may select this option as you vote your shares online or, you may register directly at the site www.econsent.com/exc and follow the instructions provided.

If you hold your shares in street name you must contact your broker in order to consent to electronic delivery.

Proposals to be Voted Upon

PROPOSAL 1 Election of Directors	The board of directors of Exelon Corporation consists of 14 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class I directors will expire at the 2004 annual meeting. Terms of Class II directors expire at the 2005 annual meeting, and terms of Class III directors expire at the 2006 annual meeting.

The corporate governance committee has recommended, and the board nominates, the following Class I directors for re-election: Mr. Nicholas DeBenedictis; Mr. G. Fred DiBona, Jr.; Ms. Sue L. Gin; and Mr. Edgar D. Jannotta. Each has consented to serve for a three-year term. However, under Exelon’s mandatory retirement policy and a resolution adopted by the corporate governance committee, directors who reached their 72nd birthday before December 31, 2003, were required to submit their resignation on December 31, 2003. Mr. Jannotta, who is nominated for re-election, is one of three directors to whom this provision applied. The board may extend, on a year-to-year basis, the term of a retiring director when in the board’s judgment retention is in the best interests of Exelon. The board extended the date for retirement for Mr. Jannotta and two other directors to December 31, 2004.

If any Class I director is unable to stand for re-election, the board may reduce the number of Class I directors, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute Class I director. We do not expect that any nominee will be unavailable or unable to serve.

The corporate governance committee and the board of directors recommend a vote “FOR” these directors.

PROPOSAL 2 Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountants for 2004	The board of directors selected PricewaterhouseCoopers LLP to be the independent accountants for Exelon Corporation and its subsidiaries in 2000 through a formal bidding process, and the shareholders voted to retain them for 2001, 2002 and 2003. The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon Corporation is invaluable, especially as Exelon Corporation moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon Corporation matters are periodically changed, providing Exelon Corporation with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to members of the audit committee and regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

In 2003, the audit committee reviewed the PricewaterhouseCoopers audit plan for 2004 and proposed fees and concluded that the scope of the audit was appropriate and the proposed fees were reasonable.

Audit Fees: The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for the fiscal years ended December 31, 2003 and 2002 for the audit of Exelon’s annual financial statements included in the Form 10-K, and for the reviews of the quarterly financial statements included in the Forms 10-Q or services that are normally provided by the independent accountants in connection with statutory and regulatory filing or engagements were $4,021,324 for 2003 and $3,528,461 for 2002.

Audit-Related Fees: The aggregate fees for assurance and related services reasonably related to the performance of the audit of Exelon’s annual financial statements for the fiscal years ended December 31, 2003 and 2002 or reviews of the financial statements included in the Forms 10-Q and not included in the preceding paragraph were $2,314,445 for 2003 and $443,388 for 2002. These services included services traditionally performed by the independent accountants such as accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

Tax Fees: The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and 2002 were $1,001,317 for 2003 and $2,015,732 for 2002. These services included tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning, costing $902,698 in 2003 and $628,428 in 2002, and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities, costing $98,619 in 2003 and $1,387,304 in 2002.

All Other Fees: The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than for the services covered in the three preceding paragraphs, for the fiscal years ended December 31, 2003, and 2002 were $55,130 for 2003 and $532,842 for 2002. In 2003 these services included corporate executive programs; in 2002 these services included primarily assistance with business continuity planning.

In July 2002 the audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chairman to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

The audit committee and the board of directors recommend a vote “FOR” PricewaterhouseCoopers LLP as Exelon Corporation’s independent accountants for 2004.

PROPOSAL 3 Approval of Annual Incentive Plan for Senior Executives	Exelon Corporation is seeking shareholder approval of the terms of the Exelon Corporation Annual Incentive Plan for Senior Executives (“Plan”), effective January 1, 2004. The board of directors adopted the Plan on January 27, 2004, at the recommendation of the compensation committee, subject to approval by shareholders at the annual meeting of shareholders. The material terms of the Plan, including the performance criteria for the annual awards under the Plan, must be approved by stockholders in order to permit the company to deduct, for federal income tax purposes, certain compensation over $1 million paid to certain executives (collectively, “Section 162(m) Executives”). The Section 162(m) Executives are the chief executive officer and other executive officers whose compensation is reported in the Summary Compensation Table in the company’s proxy statement. The company is asking shareholders to approve the terms of the Plan, including the performance goals. These are the same performance goals as under the Exelon Corporation Long Term Incentive Plan, which shareholders approved in 1997 and re-approved in 2002.

The following description of the Plan is subject to the terms of the Plan, a complete copy of which is attached as Appendix A.

Summary of Annual Incentive Plan	Purpose: The purpose of the Plan is to reward achievement of key annual goals and to enhance the company’s ability to attract, motivate, reward and retain certain key employees, to strengthen their commitment to the company, to promote the company’s near-term objectives, and to ensure annual incentive compensation can be eligible to be tax deductible.

Eligibility: Each year, the compensation committee selects individuals to participate in the Plan. Although any officer whose level is senior vice president or higher may be selected, it is expected that normally only those individuals the compensation committee considers potentially likely to become Section 162(m) Executives for the year will participate in the Plan.

Twenty-five individuals are eligible for participation in the Plan, ten of whom have been designated as participants in the Plan for 2004.

Basis for Annual Awards: The Plan provides for annual cash awards to participants, the maximum amount of which is based on a share of one or more incentive pools established by the compensation committee. The incentive pools are funded by achievement of specific performance goals relating to a specific year, as determined by the compensation committee. The goals for any incentive pool may be based on any one or more of the performance criteria defined in Section VI.B. of the Plan (see

Appendix A). For 2004, the compensation committee determined that the pool would be funded with a percentage of operating income.

Performance Criteria: The performance criteria for each year may be based upon the performance of the company or any subsidiary, or division or function thereof for the year, and may be applied either alone or relative to the performance of other businesses or individuals (including industry or general market indices), using one or more of the following measures as selected by the compensation committee, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit or division of the company or one or more subsidiaries: (1) cumulative shareholder value added, (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/ earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as a percentage of net income, (32) direct margin, (33) expense reduction, or (34) any individual performance objective that is measured solely in terms of quantitative targets related to the company, any subsidiary or the company’s or a subsidiary’s business. Such individual performance measures related to the company, any subsidiary or the company’s or subsidiary’s business may include: (1) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (2) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (3) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (4) relative performance against other similar companies in targeted areas.

Awards to Participants: The compensation committee will certify the level of attainment of performance goals to establish the amount of each incentive pool The maximum award for any participant is a share of the incentive pool. For the chief executive officer, the share is 25%. The remaining participants share in the remaining 75% of the incentive pool on a per capita basis, with certain pro-rations for persons who terminate employment during the year under certain circumstances. The compensation committee has the authority to reduce any award below the maximum share of the incentive pool, based on any objective or subjective factors it deems appropriate, subject, in the case of awards to participants at the level of executive vice president and above, to ratification of the actual award amount by the board of directors.

Decreasing the amount of the award for any participant will not serve to increase the maximum potential award for any other participant.

There is a $5 million limit on the annual incentive award for any participant for any year under the Plan.

Conditions: A participant must be employed by Exelon Corporation or a subsidiary on the last day of the year in order to be eligible to receive an award for the year. There are exceptions for certain situations: If a participant has a termination of employment by reason of death, disability or retirement during the year, the participant will be eligible for an award the amount of which shall be determined by the committee, subject to the maximum amounts permitted under the Plan and, in the case of participants at the level of executive vice president and above, subject to ratification of the actual award by the board of directors. Also, if a participant has an employment agreement with Exelon Corporation or a subsidiary that has been approved by the compensation committee, or is a participant in any other plan or subject to a policy that addresses payment of annual incentive awards in the event of termination of employment, the terms of the employment agreement or other plan or policy will govern payment.

Amendment or Termination of Plan: The board of directors may amend or terminate the Plan at any time, including the modification, reduction or cancellation of any prospective incentive award that has not become vested. No change to an award may be made after the committee has certified the amount of the award to the participant. Any change in the class of persons eligible to participate in the plan, any changes to the performance criteria, or increases in the maximum dollar amount that may be paid to a participant for a year may not be effective as to Section 162(m) Executives unless shareholders approve the amendment.

Administration and Expenses: The Plan is administered by the compensation committee, which has full discretionary authority. The company will generally pay the expenses of the Plan, but the payment of an award to any participant who is employed by a subsidiary will be the obligation of the subsidiary.

Shareholder Approval Condition: The compensation committee has designated performance criteria for funding the incentive pool and has designated participants for the 2004 year. These designations are subject to shareholder approval of this Proposal. It cannot be determined what amounts would have been paid under the Plan for 2003 had the Plan been in effect. The amount of the awards which ultimately may be payable for 2004 (or any subsequent year) cannot be determined at this time. However, no award for 2004 will exceed the annual limit.

If shareholders approve this Proposal, the terms of the Plan will continue for 2004 and future years.

If shareholders do not approve this Proposal, no incentive awards will be made for 2004 and future years under the Plan.

The board of directors recommends a vote “for” approval of the Exelon Annual Incentive Plan for Senior Executives.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the aggregate number of shares of Exelon Corporation common stock authorized for issuance under equity compensation plans as of December 31, 2003.

			Number of securities
			remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	price of outstanding	compensation plans
Plan Category	outstanding options	options	See Note (a)

Equity compensation plans approved by security holders	13,621,723	$49.32	10,592,183
Equity compensation plans not approved by security holders	531,970	41.11	—

Total	14,153,693	49.01	10,592,183

(a)	Excludes securities to be issued upon exercise of outstanding options.

Discretionary voting authority	The board of Exelon Corporation knows of no other matters to be presented for action at the meeting. As to any other matters that may properly come before the meeting, the individuals serving as proxies intend to vote in their best judgment. Your signed proxy card gives authority to Randall E. Mehrberg and Katherine K. Combs to vote on these matters.

Householding of proxy materials	The Securities and Exchange Commission, in December 2000, adopted a rule that allows companies to send a single annual report and proxy statement to two or more shareholders who share the same address, subject to certain conditions. This is known as “householding”.

Exelon will promptly deliver, upon request, a separate copy of the annual report and proxy statement to any shareholder residing at an address to which only one copy was mailed. To receive additional copies of the annual report and proxy statement, or if you wish to remove your account from the householding program, please call the Exelon Shareowner Services Helpline provided by EquiServe at 1-800-626-8729 and speak to a customer service representative.

Beneficial Ownership

The following table shows the ownership of Exelon Corporation common stock as of December 31, 2003 by (1) any person or entity that has publicly disclosed ownership of more than 5% of Exelon’s outstanding stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all directors and executive officers as a group.

Beneficial Ownership Table

		Beneficially	Shares that may	Deferred or	Total
		owned shares	be acquired	phantom shares	Shares
Name		See Note (a)	See Note (b)	See Note (c)

Wellington Management Company, LLP (See Note (d))		22,024,775			22,024,775
Barclays Global Investors, NA (See Note (e))		20,987,379			20,987,379

Edward A. Brennan	Director	3,984		8,541	12,525
M. Walter D’Alessio	Director	6,173		13,698	19,871
Nicholas DeBenedictis (See Note (f))	Director	—		1,615	1,615
Bruce DeMars	Director	4,421		3,576	7,997
G. Fred DiBona, Jr.	Director	1,450		6,699	8,149
Nelson A. Diaz (See Note (f))	Director	—		—	—
Sue L. Gin	Director	12,616		6,388	19,004
Rosemarie B. Greco	Director	1,000		7,848	8,848
Edgar D. Jannotta	Director	6,620		11,817	18,437
John M. Palms, Ph.D.	Director	1,258		11,143	12,401
John W. Rogers, Jr.	Director	3,687		6,200	9,887
Ronald Rubin	Director	7,363		13,958	21,321
Richard L. Thomas	Director	10,607		10,264	20,871
John W. Rowe	Director & Officer	1,091,949	197,917	106,497	1,396,363
Oliver D. Kingsley, Jr.	Officer	371,529	71,667	70,043	513,239
Robert S. Shapard	Officer	32,094	40,333	895	73,322
Pamela B. Strobel	Officer	186,828	47,000	25,439	259,267
Randall E. Mehrberg	Officer	109,543	42,000	6,688	158,231
John L. Skolds	Officer	137,588	45,000	25,321	207,909

Total Directors & Officers as a Group (24 people) (See Note (g))		2,372,522	567,222	371,226	3,310,970

Notes (a) through (g) are on Page 12.

Notes to Beneficial Ownership Table

(a)	The shares listed as “beneficially owned shares” include non-qualified stock options that are exercisable within 60 days after December 31, 2003.

(b)	The shares listed as “Shares that may be acquired” include shares of Exelon Corporation common stock that can be acquired upon the exercise of non-qualified stock options granted under Exelon Corporation plans that are not exercisable within 60 days after December 31, 2003.

(c)	The shares listed as “deferred or phantom shares” include shares not considered to be “beneficially owned” under rules of the Securities and Exchange Commission because they are held in various Exelon Corporation plans.

(d)	In a Form 13G filed with the SEC on February 12, 2004, an investment adviser, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109, disclosed that as of December 31, 2003, it was the beneficial owner of 22,024,775 Exelon shares, or approximately 6.74% of Exelon’s issued and outstanding common shares. Wellington disclosed that it shared voting power as to 12,479,889 shares and shared dispositive power as to 22,024,775 shares.

(e)	In a Form 13G filed with the SEC on February 17, 2004, a bank, Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105, and its affiliates, including banks, investment advisors, and broker/dealers, disclosed that as of December 31, 2003, they were the beneficial owners of an aggregate of 20,987,379 Exelon shares, or approximately 6.41% of Exelon’s issued and outstanding shares.

(f)	Mr. DeBenedictis was elected to the board on April 23, 2002 and Mr. Diaz was elected on January 27, 2004. Directors are required to own at least 3,000 shares of Exelon Corporation common stock or stock units within three years after their election to the board.

(g)	Beneficial ownership of directors and executive officers as a group represents approximately 1.2% of the outstanding shares of Exelon Corporation common stock.

Board of Directors — Class I Directors

Nicholas DeBenedictis
Mr. DeBenedictis, age 58. Director of Exelon Corporation since April 23, 2002. Class I director. Chairman and Chief Executive Officer of Aqua America Inc. (formerly Philadelphia Suburban Corporation) (water utility with operations in 14 states). Other directorships: Met-Pro Corporation and Glatfelter Co.

G. Fred DiBona, Jr.
Mr. DiBona, age 53. Director of Exelon Corporation since October 20, 2000. Class I director. President and CEO of Independence Blue Cross (health insurance organization). Also Chairman, President and CEO of Keystone Health Plan East, a subsidiary of Independence Blue Cross. Former Chairman of the Blue Cross and Blue Shield Association. Other directorships: Tasty Baking Company, Aqua America Inc. (formerly Philadelphia Suburban Corporation), Eclipsys Corporation, Wackenhut Corrections Corporation, and Crown Holdings, Inc.

Sue L. Gin
Ms. Gin, age 62. Director of Exelon Corporation since October 20, 2000. Class I director. Founder, Owner, Chairman and CEO of Flying Food Group, LLC. (in-flight catering company). Other directorships: Briazz, Inc.

Edgar D. Jannotta
Mr. Jannotta, age 72. Director of Exelon Corporation since October 20, 2000. Class I director. Chairman of William Blair & Company, L.L.C. (investment banking and brokerage company). Other directorships: Aon Corporation, Bandag, Incorporated and Molex Incorporated.

Board of Directors — Class II Directors

Edward A. Brennan
Mr. Brennan, age 70. Director of Exelon Corporation since October 20, 2000. Class II director. Executive Chairman of AMR Corporation and American Airlines since April 2003. Retired Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser). Other directorships: The Allstate Corporation, Minnesota Mining and Manufacturing Company, and McDonald’s Corporation.

Bruce DeMars
Admiral DeMars, age 68. Director of Exelon Corporation since October 20, 2000. Class II director. Partner, RSD, LLC (introduces new products and services to industry and government). Retired Admiral, U.S. Navy, and former Director of the Naval Nuclear Propulsion Program. Other directorships: McDermott International Inc. and Oceanworks International, Inc.

Nelson A. Diaz
Judge Diaz, age 56. Director of Exelon Corporation since January 27, 2004. Class II director. Partner, Blank Rome LLP (legal services) since March 2004. Former City Solicitor, City of Philadelphia from November 2001 to January 2004; Judge, Court of Common Pleas, First Judicial District of Pennsylvania, 1981 to 1993. Former Partner, Blank Rome Comisky & McCauley (legal services), February 1997 to November 2001; Former General Counsel, United States Department of Housing and Urban Affairs 1993 to 1997.

John W. Rowe
Mr. Rowe, age 58. Chairman and CEO of Exelon Corporation since May 2003; Chairman, President and CEO from April 2002 through May 2003; President and co-CEO from October 20, 2000 through April 2002. Class II director. Former Chairman, President and CEO of Unicom Corporation and Commonwealth Edison Company. Former President and CEO of the New England Electric System. Other directorships: UnumProvident Corporation, Sunoco, Inc. and The Northern Trust Company.

Ronald Rubin
Mr. Rubin, age 72. Director of Exelon Corporation since October 20, 2000. Class II director. Chairman and CEO of the Pennsylvania Real Estate Investment Trust (a real estate management and development company).

Board of Directors — Class III Directors

M. Walter D’Alessio
Mr. D’Alessio, age 70. Director of Exelon Corporation since October 20, 2000. Class III director. Vice Chairman of NorthMarq Capital (real estate investment banking) and President of NorthMarq Advisors (real estate consulting). Director and Non-executive Chairman of Legg Mason Real Estate Services Inc. (commercial mortgage, banking, and pension fund advisors). Other directorships: Independence Blue Cross, Brandywine Real Estate Investment Trust and Point Five Technologies.

Rosemarie B. Greco
Ms. Greco, age 57. Director of Exelon Corporation since October 20, 2000. Class III director. Director of the Office of Health Care Reform, Commonwealth of Pennsylvania, since January 2003. Principal of GRECOventures Ltd. Former President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. Other directorships: Sunoco, Inc., and Pennsylvania Real Estate Investment Trust. Trustee of SEI I Mutual Funds of SEI Investments.

John M. Palms, Ph.D.
Dr. Palms, age 68. Director of Exelon Corporation since October 20, 2000. Class III director. Former President of the University of South Carolina; Professor of Physics since 1991 and currently Distinguished University Professor. Former President of Georgia State University; former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. Chairman and Director of Assurant Inc. (formerly Fortis, Inc. (U.S.)). Other directorships: SIMCOM International Holdings, Inc., and Computer Task Group, Inc. Chairman of the Board of Trustees of the Institute for Defense Analyses, and formerly a member of the National Nuclear Accreditation board and the Advisory Council for the Institute of Nuclear Power Operations.

John W. Rogers, Jr.
Mr. Rogers, age 45. Director of Exelon Corporation since October 20, 2000. Class III director. Founder, Chairman and CEO of Ariel Capital Management, LLC (an institutional money management firm). Other directorships: Aon Corporation, Bank One Corporation, McDonald’s Corporation and Bally Total Fitness Holding Corporation. Director of GATX Corporation until April 2004.

Richard L. Thomas
Mr. Thomas, age 73. Director of Exelon Corporation since October 20, 2000. Class III director. Retired Chairman of First Chicago NBD Corporation (banking and financial services) and the First National Bank of Chicago. Other directorships: IMC Global Inc., The PMI Group, Inc., Sabre Holdings Corporation, and Sara Lee Corporation.

Board of Directors

The Board of Directors Met 10 times in 2003	The board of directors of Exelon Corporation consists of 14 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting.

Of the 14 directors, all but one are considered “independent” as defined by the New York Stock Exchange Listing Standards and standards adopted by the board of directors. The board of directors has adopted Corporate Governance Principles that, among other things, establish standards for determining whether a director is independent. Under the Corporate Governance Principles, an “independent director” is one who has no direct or indirect material relationship with Exelon Corporation. The Corporate Governance Principles employ the categorical independence and materiality standards set forth in rules of the New York Stock Exchange. In addition, for relationships not covered by specific New York Stock Exchange rules adopted by the company, the Corporate Governance Principles state that a relationship will be “material”— and the director will not to be “independent”— if the aggregate payments made or received by Exelon Corporation in the most recent year exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues reported in its last completed fiscal year. Because John W. Rowe is employed as the Chief Executive Officer, he is not considered “independent” under the NYSE standards. Considering these materiality and independence criteria and all other factors the board of directors considered relevant to its assessment of the independence of directors, the board of directors has determined that all directors, other than Mr. Rowe, are “independent”. In addition, all members of the audit, compensation, and corporate governance committees are independent directors.

The Company’s Corporate Governance Principles are available on the Exelon Corporation web site at www.exeloncorp.com. From the home page, select the Investor Relations tab.

The board of directors approved the charter for each committee. Each committee reviews its own charter and conducts an assessment of its own performance. The corporate governance committee reviews each of the individual committee assessments, assesses the performance of the board as a whole, and presents its findings to the full board. The charter for each committee is available on the Exelon Corporation web site at www.exeloncorp.com. From the home page, select the Investor Relations tab. The audit committee charter is also attached as Appendix B.

During 2003 each director attended at least 84% of the meetings of the board and the meetings of the committees of which he or she was a member. Although the company does not have a formal policy regarding director attendance at the annual meeting, directors are expected to attend the annual meeting. All directors attended the annual meeting in 2003.

Board Committees

Audit John M. Palms, Ph.D., Chair Nicholas DeBenedictis Sue L. Gin Richard L. Thomas Met 10 times in 2003	The audit committee reviews financial reporting and accounting practices and internal control functions. The committee also reviews and makes recommendations to the full board regarding risk management policy, officers’ and directors’ expenses, compliance with appropriate policies and the company’s code of business conduct, and legal and regulatory compliance matters. The committee selects the independent accountants and approves the scope of the annual audit by the independent accountants and internal auditors. The committee has sole authority to retain and determine the compensation of the independent accountants. The committee meets outside the presence of management for portions of its meetings with both the independent accountants and the internal auditors.

All members of the audit committee are independent directors, are financially literate, have accounting or related financial management expertise, and are “audit committee financial experts” under applicable SEC rules. Each of the members of the audit committee obtained these attributes through the business experience and directorships described on pages 13 and 15, and through service on audit committees of various public companies including the audit committees of Exelon’s predecessor companies.

The audit committee members are not employees of Exelon and are not accountants or auditors by profession. Accordingly, the audit committee must rely, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on Exelon’s financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent accountants do not assure that Exelon’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Exelon’s financial statements has been carried out in accordance with generally accepted auditing standards or that Exelon’s independent accountants are in fact “independent.”

Compensation Edward A. Brennan, Chair Rosemarie B. Greco Ronald Rubin Richard L. Thomas Met 6 times in 2003	The compensation committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the independent directors for approval of compensation for the positions of chairman and chief executive officer, and to the full board for the positions of president and executive vice presidents. The committee also oversees executive and management development programs. When appropriate, the committee uses the services of an independent compensation consultant who reports directly to the committee. All members of the committee are independent directors.

Corporate Governance M. Walter D’Alessio, Chair G. Fred DiBona, Jr. Edgar D. Jannotta John W. Rogers, Jr. Richard L. Thomas Met 8 times in 2003	The corporate governance committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the board regarding the Corporate Governance Principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee performs the functions of a nominating committee and, among other things, coordinates the nominating process for directors. All members of the committee are independent directors.

The committee believes that a director must possess many different qualities and skills in order to be an effective director. The Corporate Governance Principles adopted by the board of directors list the following qualifications for membership on the board:

1. Highest personal and professional ethics, integrity and values;

2. An inquiring and independent mind;

3. Practical wisdom and mature judgment;

4. Broad training and experience at the policy making level in business, government, education or technology;

5. Expertise useful to the company and complementary to the background and experience of other board members;

6. Willingness to devote the required amount of time to the duties and responsibilities of board membership;

7. A commitment to serve over a period of years to develop knowledge about the company; and

8. Involvement only in activities or interests that do not create a conflict with responsibilities to the company and its shareholders.

When the committee finds it necessary to identify candidates for election to the board, the committee normally attempts first to identify qualified candidates through personal knowledge and contacts of the committee and the other directors. The committee sometimes uses search firms to help identify candidates, although the committee did not use a search firm during 2003.

The committee also considers candidates recommended by shareholders. A shareholder who wishes to recommend a candidate for nomination as director should write to Mr. M. Walter D’Alessio, Chairman of the Corporate Governance Committee, c/o Katherine K. Combs, Vice President, Corporate Secretary, and Deputy General Counsel Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398.

The committee uses the same processes and standards for evaluating all candidates identified as possible nominees for director. The nominees for election as Class I directors are currently serving as directors. Their re-election to the board was recommended by the committee.

The committee coordinates the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors’ orientation and continuing education program and the company’s efforts to promote diversity among its directors, officers, employees and contractors. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation. The committee acts on behalf of the full board when the board is not in session.

The committee also annually reviews the performance of the management and investment of assets in the company’s service annuity fund, nuclear decommissioning trust funds and post-retirement funds.

Generation Oversight Bruce DeMars, Chair Edward A. Brennan M. Walter D’Alessio John M. Palms, Ph.D. Met 6 times in 2003	The generation oversight committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by the company, or its subsidiaries, including those in which the company has significant equity or operational interests. The committee also assists the full board in fulfilling its fiduciary responsibilities towards facilities in which the company has non-operational or minority ownership interests. The committee reviews potential acquisitions and divestitures, major investments and changes in strategy regarding the generating facilities and power marketing activities. The committee also oversees the power marketing activities of the Power Team, reviews and makes recommendations to the full board on power trading risk management strategy and performance and the hedged condition of the generation portfolio. The committee also reviews the budget and business plans of Exelon Generation Company and monitors its operating and financial performance.

Energy Delivery Oversight Rosemarie B. Greco, Chair Nicholas DeBenedictis Bruce DeMars John W. Rogers, Jr. Met 6 times in 2003	The energy delivery oversight committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy and related differentiated products and services to consumers. The committee reviews the regulatory and public policy strategies and practices of the Energy Delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

Enterprises Oversight Sue L. Gin, Chair G. Fred DiBona, Jr. Ronald Rubin Met 7 times in 2003	The enterprises oversight committee advises and assists the full board in fulfilling its responsibilities to oversee the performance of its unregulated businesses. The committee reviews any significant investments, acquisitions, divestitures, major initiatives or changes in the Enterprises strategy. The committee also reviews the Enterprises budget and business plans and monitors its operating and financial performance. The committee reviews the Enterprises risk management strategy, policies and procedures.

Board Compensation	In January 2003, based upon a review conducted by a leading external compensation consultant, the board approved an increase in directors’ compensation to bring Exelon’s program in line with its peer group, which is composed of other utilities and general industrial companies. The increase also recognizes the increased time commitment required of the members of the audit committee and the generation oversight committee. With the approved increases, Exelon’s total compensation program for directors is between the 50th percentile and the mean of its peer group. Directors are paid in cash and deferred stock units as set forth below, effective April 1, 2003, and are reimbursed for expenses, if any, for attending meetings.

$30,000	Annual board retainer
$1,500	Meeting fee or per diem fee
$5,000	Annual retainer for committee chair
$5,000	Annual retainer for members of the audit and generation oversight committees
$50,000	Annual grant of deferred stock units (dollar value)

Directors are required to own at least 3,000 shares of Exelon Corporation common stock or deferred stock units within three years after their election to the board.

Directors can elect to defer receiving their cash compensation until age 65 or until retirement from the Exelon board. Deferred compensation is put into an unfunded account and credited with interest, equal to the amount that would have been earned had the compensation been invested in a variety of mutual funds, including one fund composed exclusively of Exelon common stock. The deferred amounts and accrued interest are unfunded obligations of Exelon Corporation.

Report of the Compensation Committee

What is our compensation philosophy?	Exelon’s executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2003, Exelon continued to reward executives on the basis of compensation that is benchmarked and aligned with the best practices of high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

The compensation committee (the “Committee”), composed entirely of independent directors, is responsible for administering executive compensation programs, policies and practices. Exelon’s executive compensation program comprises three elements:

• Base salary;

• Annual incentives; and

• Long-term incentives.

These components balance short-term and longer range business objectives and align executive financial rewards with those of Exelon’s shareholders.

What factors do we consider in determining overall compensation?
The Committee commissioned a study of compensation programs in the fall of 2003. This analysis was conducted by a leading external management compensation consulting firm and included an assessment of business plans, strategic goals, peer companies and competitive compensation levels benchmarked with the external market.

The study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives) is effectively aligned with the best practices of the external market. Exelon’s pay-for-performance philosophy places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay.

How do we determine base salary?	Base salaries for Exelon’s executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Executive salaries are targeted to approximate the median (50th percentile) salary levels of the companies identified and surveyed.

Mr. Rowe’s 2003 Base Salary: The independent directors of the board, on the recommendations of the Committee and the corporate governance committee, determined Mr. Rowe’s base salary for serving as the chief executive officer by considering:

• A review of benchmark levels of base pay, which were provided by external consulting firms, and

• performance achieved against financial and operational goals, and

• the implementation of Exelon’s strategic plans.

Mr. Rowe’s annualized base salary was increased to $1,200,000 effective March 1, 2003.

Other Named Executives’ 2003 Base Salaries: The base salaries of the other named executive officers listed in the Summary Compensation Table were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

How are 2003 annual incentives determined?	Exelon establishes corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to measure corporate and business unit performance.

The annual incentive awards paid to Exelon executives for 2003 were determined in accordance with the Exelon incentive programs. Annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit- specific measures and individual performance. The incentive plan was designed to tie executive annual incentives to the achievement of key goals of Exelon, as applicable, and the executive’s particular business unit.

For 2003, Mr. Rowe’s annual incentive payout was determined using the Earnings Per Share corporate performance measure.

2003 Annual Incentive Award: In evaluating Mr. Rowe’s performance, the directors considered the overall performance of Exelon against the measures that were achieved under the applicable incentive program. The board also considered the leadership demonstrated in positioning Exelon for the future.

Exelon decided to take select one-time charges (primarily non-cash) in 2003, which could have affected payouts under the company’s Annual Incentive Program. These events significantly reduced Exelon’s earnings recorded under Generally Accepted Accounting Principles (GAAP).

In reviewing the issue, the Committee agreed that basing the incentive award on GAAP earnings would be inconsistent with the company’s strong operating performance and Exelon’s robust stock price throughout the year. However, since Earnings Per Share is such an integral component of the award, the Committee concluded that reward should be adjusted to reflect the adverse effects of these significant events.

The Committee, after considering these issues, permitted the exclusion of the one-time events described above from the earnings calculation used for the 2003 incentive awards based upon Exelon’s continued strong operating and earnings performance for the year.

The Committee also accepted management’s recommendation to impose some accountability for these one-time events. Award payouts for all participants were reduced by 20% to 30% percent. Mr. Rowe, other named executives and senior executives absorbed a 30% percent reduction.

Other Named Executive Officers’ 2003 Annual Incentives: The final 2003 incentive plan payouts as approved by the Committee for the other named executive officers listed in the Summary Compensation Table were determined in accordance with the applicable incentive programs and each individual’s performance.

How is compensation used to focus management in long-term value creation?	Exelon established a long-term incentive program that includes a combination of non-qualified stock options (60%) and performance shares (40%). Exelon granted long-term incentives in the form of stock options to key management employees, including the named executive officers, effective January 27, 2003. The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options typically vest over a four-year period and have a term of ten years.

Stock Option Awards: Mr. Rowe received a grant of 175,000 non-qualified stock options on January 27, 2003. Other senior executives and other executives received grants on January 27, 2003 to motivate executives to achieve stock appreciation in support of shareholder value.

Exelon Performance Share Awards: Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning Exelon Corporation. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending on Exelon Corporation’s performance each year, the Committee could award performance shares with prohibitions on sale or transfer until the restrictions lapse.

Performance shares are paid in Exelon stock: 33% vest upon award date, 33% after the second year and 34% after the third year.

The 2003 Long Term Performance Share Program was based on Total Shareholder Return (TSR) comparing Exelon to companies listed on the Dow Jones Utility Index and the Standard and Poor’s 500 Index using a three-year TSR compounded monthly. The other component in determining the award was an assessment by the Committee on strategic goals emphasizing growth in cash and earnings.

The board of directors approved Mr. Rowe’s Performance Share Award of 42,000 shares. All other executives named also received Performance Share Awards.

Can we deduct executive compensation under section 162(m) of the Internal Revenue Code?	Under Section 162(m) of the Internal Revenue Code (“Code”), executive compensation in excess of $1 million paid to a chief executive officer or other person among the four highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, “qualified performance- based compensation” which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. However, in order to provide executives with appropriate incentives, the Committee may also determine, in light of all applicable circumstances, that it would be in the best interests of Exelon for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m).

For 2003, the Committee approved an annual incentive award plan design that provided for the final awards paid to named executive officers to be adjusted based on their individual contribution to the company’s financial and operational results. In approving this approach, the Committee concluded that the benefits of exercising discretion in assessing individual performance outweighed the impact of these incentive payments not qualifying as performance-based compensation under Code Section 162(m).

The portion of compensation that does not qualify under Code Section 162(m) and is not deferred, will not be deductible by Exelon for purposes of corporate federal income taxes. Mr. Rowe has elected to defer 100% of his long-term incentive award payable in 2004.

Exelon is seeking at the 2004 annual meeting approval from the shareholders of a qualified performance-based annual incentive program for 2004 for named executive officers and select senior management that will meet the requirements under Code Section 162(m) and preserve deductibility of the incentive program for corporate federal income taxes purposes.

Compensation Committee

Edward A. Brennan, Chair Rosemarie B. Greco Ronald Rubin Richard L. Thomas

Stock Performance Graph

Comparison of Five-Year Cumulative Return

The performance graph below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in PECO Energy Company common stock that was exchanged for Exelon Corporation common stock in the share exchange on October 20, 2000 as compared with the S&P 500 Stock Index and the S&P Utility Average for the period 1999 through 2003.

This performance chart assumes:

•	$100 invested on December 31, 1998 in PECO Energy Company common stock in the S&P 500 Stock Index and in the S&P Utility Index.

•	All dividends are reinvested.

•	PECO Energy common stock exchanged for Exelon Corporation common stock on a 1:1 basis on October 20, 2000.

		Value of Investment at December 31,

		1998	1999	2000	2001	2002	2003

Exelon Corporation		$100.00	85.35	175.81	123.94	141.35	183.55
S&P 500	– – –	$100.00	121.02	109.99	96.98	75.60	97.24

S&P Utilities	- - - - - - -	$100.00	90.91	142.73	99.45	69.67	87.78

Executive Compensation

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Restricted	Number		All Other
				Other	Stock Award	of	Stock	Compen-
Name and		Salary	Bonus	(See Note 1.)	(See Note 2.)	Options	Based	sation
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

John W. Rowe	2003	1,185,289	1,400,000	342,341	2,733,360	175,000	—	59,264
Chairman & CEO,	2002	1,104,000	1,550,000	185,121	1,909,985	200,000	—	55,200
Exelon Corp.,	2001	1,050,000	1,500,300	71,369	1,354,104	233,000	—	52,729
Chairman, Exelon
Energy Delivery, &
Exelon Enterprises

Oliver D. Kingsley, Jr.	2003	824,038	969,924	185,294	1,164,737	60,000	—	41,202
President, Exelon	2002	728,634	823,680	102,387	2,373,140	80,000	—	36,432
Corp., President &	2001	650,000	928,000	—	597,729	—	—	32,499
CEO, Exelon Generation

Robert S. Shapard (See Note 3.)	2003	512,404	411,362	—	634,530	36,000	—	25,620
Executive Vice	2002	96,154	83,609	72,344	940,484	20,000	—	1,923
President and Chief	2001	—	—	—	—	—	—	—
Financial Officer,
Exelon Corporation

Pamela B. Strobel	2003	500,673	403,374	—	634,530	36,000	—	25,034
Executive Vice	2002	474,923	470,400	—	520,905	60,000	—	23,746
President, Exelon	2001	450,000	500,500	—	378,187	—	—	23,605
Corporation

Randall E. Mehrberg	2003	466,538	375,418	—	634,530	36,000	—	23,327
Executive Vice	2002	435,288	389,639	—	418,740	45,000	—	22,168
President & General	2001	375,000	332,700	—	243,979	—	—	9,692
Counsel, Exelon Corporation

John L. Skolds (See Note 4.)	2003	530,673	393,837	—	634,530	40,000	—	26,534
Executive Vice	2002	492,423	499,800	121,510	416,724	45,000	—	24,621
President, Exelon	2001	430,000	483,900	124,772	353,750	—	—	21,499
Corporation

Notes to Summary Compensation Table

1	The amounts shown under in the column labeled “Annual Compensation — Other” includes perquisites and other benefits if the aggregate amount of such benefits exceeds $50,000. For Mr. Rowe, the amount shown for 2003 includes $269,435 for personal use of corporate aircraft, and $25,733 for gross-up payments. For Mr. Kingsley, the amount shown for 2003 includes $164,152 for personal use of corporate aircraft.

2	As of December 31, 2003 the officers named above held the following amounts of restricted shares:

		Dollar Value
	Number of	of Restricted
	Restricted Shares	Shares

John W. Rowe	78,269	$5,193,931
Oliver D. Kingsley, Jr.	59,843	$3,971,181
Robert S. Shapard	26,177	$1,737,106
Pamela B. Strobel	19,705	$1,307,624
Randall E. Mehrberg	17,293	$1,147,563
John L. Skolds	27,337	$1,814,083

The number of shares above includes performance shares which were granted in January 2004 with respect to 2003 and are included in the Summary Compensation Table for 2003. One-third of the shares awarded vested immediately and one-third vests on each of the second and third anniversaries of the grant date. At the officer’s election, subject to meeting 125% of their stock ownership requirements, one-half of future vested performance shares may be settled in cash based on the fair market value of the stock at the time of vesting. Unvested shares continue to receive dividends. Shares are valued at the closing price of December 31, 2003: $66.36.

3	Mr. Shapard commenced employment on October 21, 2002.

4	Mr. Skolds was an executive officer through September 23, 2003.

Option Grants in 2003

	Individual Grants

	Number of	Percentage of
	Securities	Total Options			Grant Date
	Underlying	Granted to	Exercise or	Options	Present
	Options Granted	Employees in	Base Price	Expiration	Value
	(#)	2003	($/Share)	Date	($)

John W. Rowe	175,000	5.52%	49.61	1/26/2013	$1,933,750
Oliver D Kingsley, Jr.	60,000	1.89%	49.61	1/26/2013	663,000
Robert S. Shapard	36,000	1.14%	49.61	1/26/2013	397,800
Pamela B. Strobel	36,000	1.14%	49.61	1/26/2013	397,800
Randall E. Mehrberg	36,000	1.14%	49.61	1/26/2013	397,800
John L. Skolds	40,000	1.26%	49.61	1/26/2013	442,000

The “grant date present values” indicated in the Option Grant Table above are estimates based on the Black Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price on the date that the options are exercised. There is no certainty that the actual value realized will be at or near the value estimated by the Black Scholes option pricing model. The assumptions used for the Black Scholes model are as of the date of the grants, January 27, 2003 and are as follows: Risk Free Interest Rate: 3.04%; Volatility: 30.60%; Dividend Yield: 3.34%; Time of Exercise: 5 Years.

Option Exercises & Year End Value

	As of December 31, 2003

	Number of		Number of Securities		Dollar Value of
	Shares	Dollar Value	Underlying Remaining Options		In-the-Money Options
	Acquired by	Realized
	Exercise	From Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

John W. Rowe	0	$0	706,467	541,633	$14,015,095	$5,523,244
Oliver D Kingsley, Jr.	57,000	1,411,320	287,917	113,333	4,600,461	2,041,794
Robert S. Shapard	0	0	6,667	49,333	115,739	834,461
Pamela B. Strobel	47,500	1,151,353	142,250	76,000	1,908,395	1,380,600
Randall E. Mehrberg	0	0	78,000	66,000	408,780	1,186,200
John L. Skolds	28,500	289,275	95,000	70,000	840,400	1,253,200

This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2003. Value is determined using the market value of Exelon common stock at the December 31, 2003 price of $66.36 per share, less the value of Exelon common stock at the exercise price. All options whose exercise price exceeds the market value at the date of valuation are valued at zero.

Retirement Plans

Exelon Retirement Benefits	The following tables show the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon’s non-contributory retirement plans.

Effective January 1, 2001, Exelon Corporation assumed sponsorship of the Commonwealth Edison Company Service Annuity System and the PECO Energy Company Service Annuity Plan. Effective December 31, 2001, these plans were merged to form the Exelon Corporation Retirement Program, which incorporates the separate benefit formula of each merged plan for employees in business units formerly covered by that merged plan. Effective January 1, 2001, Exelon Corporation also established two cash balance pension plans which cover management employees and collective bargaining unit employees hired on or after such date. The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

Covered Compensation	Covered compensation includes salary and bonus which is disclosed in the Summary Compensation Table for the named executive officers. The calculation of retirement benefits under the plans is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the ComEd Service Annuity Benefit Formula.

The Internal Revenue Code limits the annual benefits that can be paid from a tax-qualified retirement plan to $170,000 as of January 1, 2001. As permitted by the Employee Retirement Income Security Act of 1974, Exelon sponsored supplemental plans which allow the payment out of its general assets of any benefits calculated under provisions of the applicable retirement plan which may be above these limits.

PECO Energy Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$19,119	$26,179	$33,239	$40,299	$47,358	$54,418	$61,478
200,000	39,619	54,429	69,239	84,049	98,858	113,668	128,478
300,000	60,119	82,679	105,239	127,799	150,358	172,918	195,478
400,000	80,619	110,929	141,239	171,549	201,858	232,168	262,478
500,000	101,119	139,179	177,239	215,299	253,358	291,418	329,478
600,000	121,619	167,429	213,239	259,049	304,858	350,668	396,478
700,000	142,119	195,679	249,239	302,799	356,358	409,918	463,478
800,000	162,619	223,929	285,239	346,549	407,858	469,168	530,478
900,000	183,119	252,179	321,239	390,299	459,358	528,418	597,478
1,000,000	203,619	280,429	357,239	434,049	510,858	587,668	664,478

Commonwealth Edison Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$17,783	$29,472	$40,282	$50,414	$60,031	$69,261	$78,200
200,000	35,867	59,922	82,180	103,036	122,808	141,743	160,033
300,000	53,951	90,371	124,078	155,659	185,584	214,223	241,865
400,000	72,029	120,820	165,976	208,281	248,359	286,704	323,698
500,000	90,118	151,269	207,874	260,903	311,136	359,185	405,531
600,000	108,202	181,719	249,772	313,525	373,912	431,666	487,364
700,000	126,285	212,168	291,670	366,147	436,687	504,148	569,196
800,000	144,369	242,618	333,568	418,769	499,463	576,628	651,029
900,000	162,453	273,067	375,466	471,391	562,240	649,109	732,862
1,000,000	180,536	303,517	417,364	524,013	625,016	721,590	814,694

Credited Years of Service	The executive officers who are named in the Summary Compensation Table have the following credited years of service as of December 31, 2003 (partial years are not included):

John W. Rowe	25 years
Oliver D. Kingsley, Jr.	31 years
Robert S. Shapard	1 year
Pamela B. Strobel	19 years
Randall E. Mehrberg	3 years
John L. Skolds	3 years

In addition, Mr. Mehrberg will receive an additional 10 years of service upon his 5th anniversary of employment. Mr. Skolds will receive an additional 7 1/2 years of service upon his 5th anniversary of employment and 7 1/2 years of service upon his 10th anniversary.

Changes made to Retirement Plans	Recognizing shareholder concern about executive compensation, Exelon agreed that after January 1, 2004, it would not grant additional unearned service credits for current executives in the ComEd and PECO pension plans without shareholder approval. It also agreed that it would not provide more than two years’ service credit under new change-in-control agreements without shareholder approval. If Exelon should need to offer new executives more than the pension benefits that they would give up to come to work for Exelon, the additional pension benefits would be performance-based and not guaranteed. The agreement does not affect benefits or compensation under existing agreements, arrangements or change-in-control provisions, and it does not limit Exelon’s rights to provide compensation or benefits outside the pension plans.

Cash Balance Pension Plan	Mr. Shapard participates in the Exelon Corporation Cash Balance Pension Plan. Under that plan, a notional account is established for each participant. For each active participant, the account balance grows as a result of annual benefit credits and annual investment credits.

Currently, the benefit credit under the plan is 5.75% of base pay and actual annual incentive award (subject to the Code Section 401(a)(17) compensation limit). The annual investment credit is the greater of 4% or the average for the year of the S&P 500 Stock Index and the applicable interest rate used under Code Section 417(e) to determine lump sums, determined as of November of such year. Although employees receive benefit credits only while they are active participants, investment credits are added to the account each year until benefits are distributed.

Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the Cash Balance Pension Plan.

Employment Agreements

Employment Agreement with John W. Rowe	Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe has been serving as Chief Executive Officer of Exelon, Chairman of the Board and a member of the Exelon board of directors since the 2002 annual meeting of shareholders.

Under the employment agreement, which continues in effect until Mr. Rowe’s termination, Mr. Rowe’s annual base salary is determined by Exelon’s compensation committee. He is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan (“SERP”) benefit upon termination of employment for any reason other than for cause. The special SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe’s SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

• he had attained age 60 (or his actual age, if greater),

• he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination, and

• his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

On February 19, 1999, Mr. Rowe was granted a right to receive, on termination of employment, 12,344 shares of Exelon common stock, increased by the number of shares that could have been acquired with dividends on such number of shares after that date and subject to adjustment for events such as recapitalization, merger, or stock splits.

Except as provided in the next paragraph, if Exelon terminates Mr. Rowe’s employment for reasons other than cause, death or disability or if he terminates employment for good reason, he would be entitled to the following benefits:

• for the two-year severance period, continuation of life, disability, accident, health and other welfare benefits for him and his family, plus post-retirement health care coverage for him and his wife for the remainder of their respective lives,

• all exercisable options remain exercisable until the applicable option expiration date, and

• unvested options continue to become exercisable during the two-year severance period and thereafter remain exercisable until the applicable option expiration date.

The term “good reason” means any material breach of the employment agreement by Exelon, including (1) a failure to provide compensation and benefits required under the employment agreement, (2) causing Mr. Rowe to report to someone other than the board of directors, (3) any material adverse change in Mr. Rowe’s status, responsibilities or perquisites, or (4) any announcement by the board of directors without Mr. Rowe’s consent that Exelon is seeking a replacement for Mr. Rowe.

Mr. Rowe will receive the termination benefits described in “Change in Control Employment Agreements” below rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason, and

•	the termination occurs within 24 months after a change in control of Exelon or within 18 months after a Significant Acquisition (as each is defined below in “Change in Control Employment Agreements”), or

•	the termination occurs prior to the earlier of normal retirement or December 31, 2004, or

•	Mr. Rowe resigns before normal retirement because of the failure to be appointed or elected as the sole CEO and Chairman of the Board and as a member of the Exelon board of directors,

Except that:

•	instead of receiving the target annual incentive for the year in which termination occurs, Mr. Rowe will receive an annual incentive award for the year in which termination occurs, based on the higher of the prior year’s annual incentive payment or the average annual incentives paid over the prior three years,

•	in determining the severance payment for Mr. Rowe, the average incentive awards for three years preceding the termination will be used rather than a two year average,

•	following the three-year period during which welfare benefits are continued, Mr. Rowe and his wife will be eligible to receive post-retirement health care coverage, and

•	change in control benefits are not provided to Mr. Rowe for a termination of employment in the event of a Disaggregation (as defined below in “Change in Control Employment Agreements”).

With respect to a termination of employment during the change in control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason: (1) a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority, (2) the failure of any successor to assume his employment agreement, (3) a relocation of Exelon’s office of more than 50 miles or (4) a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

Mr. Rowe is subject to confidentiality restrictions and to non- competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment.

Employment Agreement with Oliver D. Kingsley, Jr	Exelon and Exelon Generation Company (“Genco”) entered into an amended employment agreement with Mr. Kingsley as of September 5, 2002, which restated his employment agreement with Commonwealth Edison Company in effect at the time of the merger forming Exelon and under which Mr. Kingsley will serve as senior executive vice president of Exelon. Mr. Kingsley’s employment agreement was further amended as of April 28, 2003, and by its current terms will expire as of October 31, 2004.

Under the amended employment agreement, Mr. Kingsley’s annual base salary will be $850,000, and his target performance award under the annual incentive plan will be 85% of his base salary, with a maximum payout of 170% of his base salary. Mr. Kingsley will be eligible to participate in long-term incentive, stock option, and other equity incentive plans, savings and retirement plans and welfare plans, and to receive fringe benefits on the same basis as peer executives of Exelon. Mr. Kingsley is entitled to 30 days of paid vacation per year.

In addition, Exelon will reimburse Mr. Kingsley for his daughter’s medical care expenses for a 15-year period (up to $100,000 in any year). The 15-year period will commence, at Mr. Kingsley’s option, on September 5, 2002, or on his termination or employment, or when coverage for his daughter otherwise lapses.

Mr. Kingsley received a grant of 35,000 shares of restricted stock on September 5, 2002. Twenty percent of the shares vest each January 1, beginning with January 1, 2003, subject to acceleration in the event Mr. Kingsley’s employment is terminated by Exelon (other than for cause) or his employment terminates due to his death or disability, or upon his retirement following expiration of his employment agreement.

Following Mr. Kingsley’s termination of employment for any reason, he will be eligible to elect retiree health coverage on the same terms as peer employees eligible for early retirement benefits. In addition, all restricted stock (other than the September 5, 2002 grant, which vests as described above) and all stock options will become fully vested. Options remain exercisable until (1) the option expiration date for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date.

Mr. Kingsley’s employment agreement provides for an enhanced supplemental retirement benefit determined by treating him under the SERP as if he had 30 years of service as of October 31, 2002, plus (1) one additional year each October 31 during his employment and (2) an additional year for each year during the severance period described below. Severance payments will be included in compensation under the SERP. The enhanced SERP benefit will be paid to Mr. Kingsley following termination of employment.

Except as provided in the following paragraph, Mr. Kingsley will receive the following benefits if he should be terminated other than for cause, disability or death:

•	a prorated annual incentive award (at target) for the year in which termination occurs,

•	24 monthly payments, each equal to 1/12 the sum of (1) his base salary at the time of termination plus (2) his average annual incentive award payments for the two years preceding the termination date,

•	continuation of health, life, and disability coverage for two years after the date of termination, plus the right to elect retiree health coverage thereafter on the same terms as peer employees eligible for early retirement benefits,

•	all performance shares or units, deferred stock units or restricted share units become fully vested and nonforfeitable;

•	if Mr. Kingsley will be retiring at the end of the severance period, financial counseling services for the two-year severance period, and

•	outplacement services for at least six months.

Mr. Kingsley will (1) receive the termination benefits described in “Change in Control Employment Agreements” below, rather than the benefits described in the preceding paragraph, and (2) be eligible to receive retiree health benefits for himself and his eligible dependents, if Exelon terminates Mr. Kingsley without cause and

•	the termination occurs within 24 months after a change in control of Exelon or a Disaggregation (each as defined below in “Change in Control Employment Agreements”), or

•	within 18 months after a Significant Acquisition (as defined below in “Change in Control Employment Agreements”).

Mr. Kingsley’s employment agreement contains confidentiality requirements and also non-competition, non-solicitation and non-disparagement provisions, which are effective for two years following his termination of employment.

Change in Control Employment Agreements	Exelon has entered into change in control employment agreements with the named executive officers other than Messrs. Rowe and Kingsley, which generally protect such executives’ position and compensation levels for two years after a change in control. The agreements remain in effect until June 1, 2004, subject to an annual extension each June 1 if there has not been a change in control.

During the 24-month period following a change in control (or during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a “Significant Acquisition”)) if a named executive officer resigns for good reason or if the executive’s employment is terminated by the company other than for cause or disability, the executive is entitled to the following:

•	the executive’s target annual incentive for the year in which termination occurs;

•	severance payments equal to three times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination;

•	a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives hired after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a cash payment equal to the actuarial equivalent present value of the unvested portion of the executive’s accrued benefits under Exelon’s defined benefit retirement plan;

•	all options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

•	life, disability, accident, health and other welfare benefit coverage continues for three years; and

•	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement consummation of which would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a “Disaggregation”).

A change in control generally occurs (1) when any person acquires 20% of Exelon’s voting securities, (2) when the incumbent members of the board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the board, (3) upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon stockholders retain at least 60% of the voting power) or (4) upon stockholder approval of a plan of complete liquidation or dissolution.

“Good reason,” under the change in control employment agreements generally includes any of the following occurring within 2 years after a change in control or Disaggregation or within 18 months after a Significant Acquisition: (1) a material reduction in salary, compensation or benefits, (2) failure of a successor to assume the agreement, or (3) a material breach of the agreement by the company, or (4) any of the following, but only after a change in control or Disaggregation: (a) a material adverse reduction in the nature or scope of the executive’s office, position, duties and responsibilities, (b) required relocation of more than 50 miles, or (c) required travel of more than the greater of 24 days per year or at least 20% more than prior to the change in control or other trigger event. The mere occurrence of a Disaggregation is not “good reason.”

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on “excess parachute payments” or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the “safe harbor” amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

Report of the Audit Committee

In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountants. The committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent accountants the accountants’ independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The committee has a charter that has been approved by the board of directors. A copy of the charter is attached as Appendix B.

February 19, 2004

Audit Committee John M. Palms, Chair Nicholas DeBenedictis Sue L. Gin Richard L. Thomas

Other Information

Transactions with Management and Others	Pamela B. Strobel is an Executive Vice President of Exelon Corporation, and until April 2003 was the Vice Chair and Chief Executive Officer of Exelon Energy Delivery Company, the Chairman of Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO), all of which are subsidiaries of Exelon Corporation. Ms. Strobel’s husband, Russ M. Strobel, was elected President of Nicor Inc. (Nicor) in October 2002 and Chief Executive Officer of Nicor Gas, a subsidiary of Nicor, in November 2003. Since January 1, 2003, Nicor Gas and ComEd have been parties to the following transactions, proposed transactions or business dealings:

(1) Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split evenly between Nicor Gas and ComEd, except that if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For the year 2003, Nicor Gas billed ComEd $2,873,556 and ComEd billed Nicor Gas $33,086,632. For year 2004, ComEd estimates that Nicor Gas will bill ComEd approximately $4,500,000 and that ComEd will bill Nicor Gas approximately 15,200,000;

(2) Nicor Gas and Exelon Power Team are parties to an agreement entered into in May 2000 and expiring in May 2005, pursuant to which Nicor Gas transports gas to an electric generating station in Rockford, Illinois. In 2003, Exelon Power Team made $2,278,380 in payments under this agreement, and estimates that it will make payments of approximately $2,100,000 to Nicor Gas in 2004.

Nicor Energy L.L.C. (Nicor Energy), which is indirectly 50% owned by Nicor Inc., acting as an agent on its customers’ behalf, changed the customers’ energy charge from ComEd’s bundled electricity rate to the ComEd Purchase Power Option (PPO). Nicor Energy remitted the energy and transmission charges it collected from these customers to ComEd. In 2003 Nicor Energy ceased operations. In 2003, the total amount of such remittances by Nicor Energy was approximately $12,500,000.

Blank Rome LLP provided legal services to Exelon during 2003 and 2004. Mr. Diaz, a member of Exelon’s Board of Directors, became a partner of Blank Rome LLP in March 2004.

Section 16(a) Beneficial Ownership Reporting Compliance	Based upon signed affirmations received from directors and officers, as well as administrative review of company plans and accounts administered by private brokers on behalf of directors and officers which have been disclosed to Exelon by the individual directors and officers, Exelon believes that its directors and officers made all required filings on a timely basis during 2003. However, in conducting a thorough review of the holdings of directors through brokers, Exelon discovered three filings that were not made on a timely basis. In each case, when the failure to report was discovered, Exelon immediately reviewed the details of the transaction with the reporting individual and made the necessary filing. In 2002 Richard H. Glanton, a former director, made a gift of a portfolio of stocks including 50 shares of Exelon stock held in a private brokerage account to his wife, who, through her private broker, subsequently sold the entire portfolio in January 2003 without his knowledge. Ms. Sue L. Gin had a discretionary account managed by a broker who sold 600 shares without her direct instruction or knowledge in 2002. A broker for Mr. G. Fred DiBona, Jr., purchased 500 shares of PECO Energy stock for him in 1999. The broker remembers notifying the company at that time, but apparently through a communications failure the required form was not filed. The company has implemented procedures of regular communication with brokers to make sure that they contact the company whenever they engage in transactions in Exelon stock on behalf of a director or executive officer.

Appendix A

EXELON CORPORATION
ANNUAL INCENTIVE PLAN
FOR SENIOR EXECUTIVES
(Effective January 1, 2004)

I.	Establishment. The Exelon Corporation Annual Incentive Plan for Senior Executives (the “Plan”) was established by Exelon Corporation (the “Company”) effective January 1, 2004, subject to the approval by an affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the 2004 annual meeting of shareholders, and shall terminate as of December 31, 2008, unless terminated earlier by the Board of Directors of the Company.

II.	Purpose. The purpose of the Plan is to reward achievement of key annual goals, to enhance the Company’s ability to attract, motivate, reward and retain certain officers and key executive employees, to strengthen their commitment to the success of the Company, to promote the near-term objectives of the Company, and to ensure annual incentive compensation payable to the Company’s Section 162(m) Executives can be eligible to be tax-deductible by the Company.

III.	Definitions.

A.	Award means the annual incentive award payable to a Participant hereunder with respect to a Plan Year.

B.	Committee means the members of the Compensation Committee of the Board of Directors of the Company who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code; provided that if there are not at least two such members, then the Committee shall be a committee of at least two “outside directors” as so defined, appointed by the Board of Directors of the Company and which satisfies any other applicable requirements of the principal stock exchange on which the common stock of the Company is then traded to constitute a compensation committee.

C.	Company means Exelon Corporation and any successor thereto.

D.	Disability means a physical or mental condition on account of which benefits under the long-term disability plan of the Company or a Subsidiary, whichever covers the Participant, have commenced.

E.	Eligible Executive means an Employee who is a member of the Company’s strategy and policy committee (or any successor committee) or whose level is senior vice president (or any equivalent successor level) or higher.

F.	Employee means an employee of the Company or a Subsidiary employed in an executive or officer level position.

G.	Incentive Pool means an amount, expressed either as a dollar value or pursuant to an objective formula or performance measure, that is designated by the Committee as available to fund Awards for a Plan Year pursuant to Section VI.A.

H.	Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereunder as in effect from time to time.

I.	Participant means an Eligible Executive who has been selected by the Committee to participate in the Plan for a particular Plan Year. Unless the context requires otherwise, the term “Participant” shall include “Part-Year Participants” as defined in Section IV.B.

J.	Performance Goals means the objective performance goal(s) designated by the Committee pursuant to Section VI.B. with respect to an Incentive Pool.

K.	Plan means this Exelon Corporation Annual Incentive Plan for Senior Executives as set forth herein and as amended from time to time.

L.	Plan Year means the Company’s fiscal year which, as of the effective date of the Plan, is the calendar year.

M.	Pro-ration Fraction means with respect to a Plan Year the number of days a Part-Year Participant was an Eligible Executive during the Plan Year, divided by 365 (or in the case of a Plan Year of more or less than 365 days, the number of days in the Plan Year).

N.	Required Period means at a time (1) when the outcome of the performance goals established pursuant to Article VI is substantially uncertain and (2) either (a) before the commencement of the Plan Year or, (b) (i) in the case of a 12-month Plan Year, not later than 90 days after the commencement of such Plan Year, (ii) in the case of a Plan Year shorter than 12 months, after no more than 25% of such Plan Year has elapsed, and (iii) in the case of a Participant who became an Eligible Executive after the first day of the Plan Year, after no more than 25% of the remainder of such Plan Year has elapsed after the Participant became an Eligible Executive. Any action required to be taken within the Required Period may be taken at a later date to the extent permissible under Section 162(m) of the Internal Revenue Code.

O.	Retirement means a Participant’s termination of employment other than for “cause” (as defined in the Exelon Corporation Senior Management Severance Plan as in effect from time to time, or such other employment or severance plan or agreement governing the terms of the Participant’s termination of employment) after attaining age 50 with 10 years of service under the Company’s applicable defined benefit pension plan (including for this purpose any deemed pension service granted to the Participant under an employment or change in control agreement to the extent any applicable vesting or other conditions to such deemed service have been satisfied upon such termination of employment).

P.	Section 162(m) Executive means an Eligible Executive who is a “covered employee” as defined in Section 162(m) of the Internal Revenue Code.

Q.	Subsidiary means a business which is affiliated through common ownership with the Company, and which is designated by the Committee as an employer whose employees may be eligible to participate in the Plan, but only with respect to such period of affiliation.

IV.	Participation.

A.	Generally. Within the Required Period at the beginning of each Plan Year, the Committee shall designate the Participants (if any) for such Plan Year. Any individual who is an Eligible Executive as of the first day of the Plan Year may be designated as a Participant.

B.	Individuals Who Become Eligible Executives During a Plan Year. An individual who becomes an Eligible Executive after the first day of a Plan Year may be designated as a Participant for the remainder of the Plan Year (a “Part-Year Participant”) at any time within the Required Period after becoming an Eligible Executive.

V.	Administration.

A.	The Committee shall administer the Plan.

B.	The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards (subject to Section VII.B.), to determine whether and to what extent Awards may be paid on a deferred basis, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan.

C.	Notwithstanding the foregoing, the Committee shall not be authorized to increase the amount of the Award payable to a Section 162(m) Executive that would otherwise be payable under the terms of the Plan or an Award.

D.	The Committee may from time to time delegate the performance of its ministerial duties under the Plan to the Company’s Vice President of Corporate Compensation or such other person or persons as the Committee may select; except that the power or authority of the Committee shall not be delegated to the extent such delegation would cause any Award payable to a Section 162(m) Executive to fail to be tax-deductible under Section 162(m) of the Internal Revenue Code, including but not limited to the responsibility to certify the extent to which performance goals have been attained.

E.	Subject to Section VII.B., the Committee’s administration of the Plan, including all such rules and regulations, interpretations and construals, selections, factual and other determinations, approvals, decisions, delegations, amendments, terminations and other actions, as the Committee shall see fit shall be final and binding on the Company and its Subsidiaries, shareholders and all employees, including Participants and their beneficiaries. Any decision made by the Committee in good faith in connection with its administration of or responsibilities under the Plan shall be conclusive on all persons.

F.	The Committee may, subject to the limitations described in paragraph D. above, engage and rely on the advice of such advisors, consultants or data as it considers necessary or desirable in selecting eligible key employees, in designating applicable Performance Goals, and in determining attainment of Performance Goals and the amount of incentive awards under the Plan, and in performing its other duties under the Plan.

G.	The Company and/or its participating Subsidiaries shall pay the costs of Plan administration.

VI.	Performance Goals.

A.	Establishment of Incentive Pool(s). Within the Required Period for each Plan Year, the Committee shall establish in writing one or more Incentive Pools from which Awards (if any) will be paid for such Plan Year, and shall designate the Participants eligible to share in each such Incentive Pool (subject to the Committee’s right to add new Participants during the Plan Year in accordance with Section IV.B. above). The amount available under each Incentive Pool (or portion thereof) shall be based on the attainment of one or more specified Performance Goals, weighted in such manner as the Committee determines, and may, but need not be based on or contingent upon the level of achievement of threshold or target or maximum performance (as set by the Committee) of the stated Performance Goals. As soon as reasonably practicable after the end of each Plan Year the Committee shall certify in writing the level of attainment of each Performance Goal applicable to each Incentive Pool (or portion thereof) and the amount, if any, of each such Incentive Pool. The Committee shall certify the amount of each Participant’s maximum Award for each Plan Year within a reasonable time after the end of such year. If the Company or a Subsidiary or other business unit fails to meet a threshold or other minimum applicable Performance Goal, if any, established for it for a Plan Year, the applicable Incentive Pool shall not be funded to that extent and no related payment shall be made with respect to Awards to Participants employed by the Company or such Subsidiary or business unit for such year, as the case may be and, to the extent other (e.g., target or maximum) performance goals are established with respect to an Incentive Pool, the funding of such Incentive Pool shall not exceed the maximum amount that could be paid based on the extent to which the Committee determines that such goals in excess of threshold or other minimum goals are actually achieved.

B.	Performance Goals. The Performance Goals for each Plan Year may be based upon the performance of the Company or any Subsidiary, division, business unit or individual for the Plan Year, using one or more of the following measures as selected by the Committee: (1) cumulative shareholder value added, (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow(s), including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/ earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as percentage of net income, (32) direct margin, (33) expense reduction, or (34) any individual performance objective which is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s business. Such individual performance measures related to the Company, any Subsidiary or the Company’s or Subsidiary’s business may include: (a) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (b) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (c) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (d) relative performance against other similar companies in targeted areas. Each Performance Goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company, its Subsidiaries or business units or the past or current performance of other companies (including industry or general market indices), or a combination of any of the foregoing, and may be applied at various organizational levels.

C.	Impact of Extraordinary Items or Changes in Accounting. The measures used in establishing Performance Goals for a Plan Year shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements (in each case, to the extent applicable), without regard to (i) non-cash impairments, gains or losses on the sale or other disposition of assets or businesses, or severance charges or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Required Period for the Plan Year or as otherwise required or permitted under Section 162(m) of the Internal Revenue Code.

VII.  Determination of Award Amounts for Any Plan Year.

A.	Maximum Awards. The maximum Award payable to any Participant with respect to a Plan Year shall be the lesser of five million dollars ($5,000,000.00) or a portion of the Incentive Pool(s) applicable to such Participant determined as follows:

1.	If the Chief Executive Officer is a Participant, the Chief Executive Officer’s maximum Award shall be an amount equal to not more than 25% of the amount of each Incentive Pool in which he or she participates for the Plan Year.

2.	The portion of each Incentive Pool not allocated to the Chief Executive Officer (e.g., the remaining 75% of an Incentive Pool in which the Chief Executive Officer participates and 100% of any other Incentive Pool) shall be divided into shares. There shall be one share for each Participant who is initially designated by the Committee for the Plan Year plus, for each Part-Year Participant, one share multiplied by such Part-Year Participant’s Pro-ration Fraction. The number of shares shall not be reduced in the event a Participant for any reason fails to receive an Award. Thus the number of shares may be increased (thereby reducing the value of each share) but not decreased during the Plan Year. The maximum Award for a Participant shall be one share, and the maximum Award for each Part-Year Participant shall be one share times such part-Year Participant’s Pro-ration Fraction.

B.	Committee Discretion to Determine Amount of Award. The Committee shall have absolute discretion to reduce the amount of the Award payable to any Participant for any Plan Year below the maximum Award determined under Section VII.A., and the Committee may decide not to pay any Award to a Participant for the Plan Year, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to those listed in Section VI.B. The reduction of the Award payable to any Participant (or the decision of the Committee not to pay an Award to a Participant for a Plan Year) shall not affect the maximum Award payable to any other Participant for such Plan Year. Notwithstanding the foregoing, the Committee’s determination of the Award for officers at the level of Executive Vice President and above shall be subject to ratification by the Company’s Board of Directors. The Committee shall certify the amount of the Award to be paid to each Participant.

C.	Effect of Termination of Employment.

1.	Except in the case of a Participant who has a termination of employment during a Plan Year on account of Retirement, death or Disability, a Participant must be an Employee at the end of a Plan Year to be eligible to receive an Award for that Plan Year. A Participant will become entitled to an Award with respect to a Plan Year on the later to occur of the end of the Plan Year for which the Award is determined and the date the Committee certifies the amount of the Award to which the Participant is entitled for such year by written communication to the Participant, which will normally be within approximately two and one-half months after the end of the Plan Year. No portion of an Award shall be treated as earned by a Participant prior to such date.

2.	A Participant who has a termination of employment prior to the last day of a Plan Year on account of Retirement, death or Disability shall be eligible to receive an Award for such Plan Year, the amount of which shall be determined by the Committee in its sole discretion but which shall not exceed the maximum amount determined under Section VII.A.

3.	Notwithstanding the foregoing, if a Participant is employed pursuant to an employment agreement between the Participant and the Company or a Subsidiary which has been approved by the Compensation Committee of the Company’s Board of Directors (an “Employment Agreement”) or is subject to another separation or change in control plan or policy of the Company, and such Employment Agreement, plan or policy provides other applicable rules or procedures for the determination of the Participant’s incentive award and entitlement thereto in the event of termination of employment, the provisions of such Employment Agreement, plan or policy shall be controlling with respect to the determination of the amount of, and the Participant’s entitlement to, any Award under the Plan with respect to the Participant in the event of the Participant’s termination of employment.

D.	Source, Time and Manner of Payment, Interest. Each Participant’s Award for a Plan Year shall be paid in cash, solely from the general assets of the Company or its Subsidiaries, without interest, as soon as reasonably practicable after the Committee certifies the amount of the Award. Any Awards payable to Participants who have had a termination of employment during the Plan Year on account of Retirement, death or Disability shall be payable at the same time other Participants receive Awards under the Plan.

E.	Designation of Beneficiaries. Each Participant from time to time may name any person or persons (who may be named concurrently, contingently or successively) to whom the Participant’s Award under the Plan is to be paid if the Participant dies before receipt of the Award. Each such beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed or permitted by the Company’s Vice President of Corporate Compensation, and will be effective only when filed with the Company’s Vice President of Corporate Compensation during the Participant’s lifetime. If a Participant fails to so designate a beneficiary before death, or if the beneficiary so designated predeceases the Participant, any Award payable after the Participant’s death shall be paid to the Participant’s estate.

VIII.	No Assignment of Rights. No Participant or other person shall have any right, title or interest in any Award under the Plan prior to the payment thereof to such person. The rights or interests of Participants under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an Award or any payment hereunder shall be void.

IX.	No Greater Employment Rights. The establishment or continuance of the Plan shall not affect or enlarge the employment rights of any Participant or constitute a contract of employment with any Participant, and nothing herein shall be construed as conferring upon a Participant any greater rights to employment than the Participant would otherwise have in the absence of the adoption of the Plan.

X.	No Right to Ongoing Participation. The selection of an individual as a Participant in the Plan for any Plan Year shall not require the selection of such individual as a Participant for any subsequent Plan Year, or, if such individual is subsequently so selected, shall not require that the same opportunity for incentive award provided the Participant under the Plan for an earlier Plan Year be provided such Participant for the subsequent Plan Year.

XI.	No Personal Liability. Neither the Company, its Subsidiaries nor any Committee member or its delegate shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

XII.	Unfunded Plan. No Participant or other person shall have any right, title or interest in any property of the Company or its Subsidiaries, and nothing herein shall require the Company or any Subsidiaries to segregate or set aside any funds or other property for the purpose of making any payment under the Plan.

XIII.	Facility of Payment. When a person entitled to an incentive award under the Plan is under legal disability, or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage such person’s affairs, the Committee may direct the payment of an incentive award directly to or for the benefit such person, to such person’s legal representative or guardian, or to a relative or friend of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan, and neither the Committee nor the Company or any Subsidiary shall be under any duty to see to the proper application of such payment.

XIV.	Withholding for Taxes and Benefits. The Company and its Subsidiaries, as applicable, may withhold from any payment to be made by it under the Plan all appropriate deductions for employee benefits, if applicable, and such amount or amounts as may be required for purposes of complying with the tax withholding obligations under federal, state and local income and employment tax laws.

XV.	Amendment and Termination. The Board of Directors may amend the Plan at any time and from time to time, in whole or in part, and may terminate the Plan at any time, which amendment or termination may include the modification, reduction or cancellation of any prospective Award hereunder which has not been earned and vested pursuant to the terms of the Plan prior to the time of any such amendment or termination, provided that no such amendment or termination shall change the terms and conditions of payment of any Award the final amount of which the Committee has certified to a Participant. Notwithstanding the foregoing, any amendment to the Plan that changes the class of Employees eligible to participate, changes the Performance Goals, or increases the maximum dollar amount that may be paid to a Participant for a Plan Year shall not be effective with respect to Section 162(m) Executives unless such amendment is approved by the holders of the Company’s common stock.

XVI.	Section 162(m) Conditions. The Company intends for the Plan and any Awards to satisfy, and to be interpreted in such manner as to satisfy, the provisions of Section 162(m) of the Internal Revenue Code with respect to all Section 162(m) Executives. Any provision, application or interpretation of the Plan that is inconsistent with such intent shall be disregarded.

XVII.	Applicable Law. The Plan shall be construed under the laws of the State of Illinois, other than its laws with respect to choice of laws.

Appendix B

EXELON CORPORATION

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

ORGANIZATION

Membership

The Committee shall consist of three or more independent directors, as defined by the New York Stock Exchange’s listing standards and the Board’s Corporate Governance Principles. The Board of Directors, upon the recommendation of the Corporate Governance Committee, determines membership annually, and may change the membership at other times. In addition to satisfying the definition of “independent” set forth above, every Committee member shall be subject to the Special Requirements for Audit Committee set forth in the Board’s Corporate Governance Principles. Accordingly, each member of the Committee shall be “financially literate”, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee will have “accounting or related financial management expertise”. Committee members may not receive any disallowed compensation, and Committee members may not serve on the audit committees of more than two other companies.

Meetings and Resources

The Committee meets quarterly, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary or an Assistant Secretary of Exelon records minutes. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting. The Chairman, the CEO, the other Senior Officers of the Company, the Internal Auditor and representatives of the Company’s independent auditors attend meetings at the invitation of the Committee. The Committee shall periodically meet separately with representatives of management of the Company. The Committee shall have the authority to retain independent legal, accounting or other advisers, and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee necessary or appropriate in carrying out its duties.

BASIC FUNCTION AND PURPOSE

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee and review (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Committee must prepare the report that the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement. The Committee also reviews and makes recommendations to the Board on risk management policy. In addition, the Committee oversees and reviews officers’ and directors’ expenses, compliance with appropriate Company policies, and the Code of Business Conduct.

RESPONSIBILITIES

Independent Auditors and Financial Reporting

The Committee shall:

1.	Have the sole authority to appoint, retain or replace the independent auditor, subject to shareholder ratification. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditor shall report directly to the Committee. The Committee shall preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company and its subsidiaries by its independent auditor. The Committee may delegate authority to one or more members to grant preapproval of audit and permitted non-audit services, provided that decisions to grant preapprovals pursuant to the delegation shall be reported to the Committee at its next scheduled meeting.

2.	Consider, in consultation with the independent auditor and management, the planned scope of the annual audit of financial statements, including a review of staffing and coordination of audit efforts between the independent auditor and the internal auditor.

3.	Review and satisfy itself of the independence of the independent auditor, including a review of any out-of-scope services, and related compensation provided to the independent auditor. To that end, the Committee shall request that the independent auditor submit to the Committee on at least an annual basis a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. The Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may effect the objectivity and independence of the independent auditor, and for recommending that the Board take appropriate action to satisfy itself of the independent auditor’s independence. The Committee shall ensure the rotation of the lead audit partner and the reviewing partner as required by law and regulation, and shall set clear hiring policies and monitor the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

4.	Review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, or by the public company accounting oversight board, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

5.	Consider and review with the independent auditor and management: a) the adequacy of the Company’s internal controls; b) the Company’s annual audited financial statements and quarterly financial statements and related footnotes, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements and related footnotes should be included in the Company’s Form 10-K; c) emerging accounting standards and issues affecting the Company; and d) any significant and related findings and recommendations of the independent auditor, together with management’s response. The Committee shall discuss with the independent auditor the auditor’s judgments about the quality, not just the adequacy, of the Company’s accounting principles as applied in its financial statements. This discussion, usually with management present, will include such matters as consistency, clarity and completeness of the disclosures, as well as items having a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information. The Committee shall also discuss with the independent auditor and management significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial reports, including any significant changes in the Company’s selection or application of accounting principles.

6.	Direct the independent auditor to conduct an SAS 71 interim review of quarterly financial statements prior to filing of the quarterly report on Form 10-Q with the Securities and Exchange Commission. The independent auditor and/or financial management will discuss prior to filing of the quarterly report or Form 10-Q, with the Committee, or in the event of the unavailability of the Committee, the Committee chair, the results of the SAS 71 review and any significant adjustments, accounting estimates, significant new accounting policies or disagreements with management. The Committee shall also discuss with the independent auditor the matters required to be discussed by SAS 61, SAS 71 and SAS 90 relating to the conduct of the audit.

7.	Review reports from the independent auditors on all critical accounting policies and practices; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

8.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” information, and financial information and earnings guidance provided to investors and rating agencies. Such discussions may be done generally as to the types of information disclosed and the types of presentations to be made, and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

9.	Review disclosures by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.	At least quarterly, at a regularly scheduled meeting of the Committee, meet privately with the independent auditor without members of management in attendance.

Internal Auditing

The Committee shall:

1.	Consider and review with management the annual work plan and planned activities of the internal auditor, the budget and staffing for the internal audit function, the Charter of the internal auditor, and the degree of compliance of the internal audit function with the Standards for the Professional Practice of Internal Auditing (IIA). The Committee shall approve the hiring and firing of the internal auditor.

2.	Consider and review the coordination of audit efforts between the internal audit staff and the independent auditor to ensure completeness of coverage and efficient use of audit resources.

3.	Consider and review with management and the internal auditor significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management’s response to the audit recommendations.

4.	Meet privately with the internal auditor, as the Committee deems appropriate. At least quarterly, meet in executive session with the internal auditor at a regularly scheduled meeting of the Committee.

Risk Management Policy

The Committee shall discuss with management the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies. The Committee shall make recommendations to the Board on risk management policy. The Risk Management Committee shall report to the Audit Committee.

Officers’ and Directors’ Expenses, Code of Business Conduct and Legal and Regulatory Compliance

The Committee shall:

1.	Review policies and procedures with respect to officers’ and directors’ expense accounts and perquisites, including their use of corporate assets; and consider the results of and reviews of officers and directors expenses and perquisites by the internal auditor or the independent auditor

2.	Review policies and procedures with respect to prevention of illegal payments, conflicts of interest, or other questionable practices; and consider the results of monitoring of compliance with the Code of Business Conduct, particularly by officers and directors.

3.	Review significant legal matters, including the Company’s compliance with applicable laws and regulations. Review the Company’s use of outside counsel to provide legal services and the fees for those services.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Annual Assessment of Performance and Charter Review

The Board of Directors shall approve the charter. The Committee shall annually assess its own performance and review the adequacy of its charter. The text of the charter will be included in the proxy statement at least once every three years and shall be posted on the Company’s web site.

REPORTING RESPONSIBILITY

All action taken by the Audit Committee and any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s independent auditors, or the performance of the internal audit function, shall be reported to the Board of Directors at its next regularly scheduled meeting.

The Committee shall include in the annual proxy statement the report required by the rules of the Securities and Exchange Commission. This report includes disclosing whether the Committee has a charter that has been approved by the Board; the text of the charter will be included in the proxy statement every three years. The Committee’s report will also disclose whether the discussions with management, the inside and independent auditors took place, and whether, based on its review of the financial statements, the Committee recommended to the Board that it include the financial statements in the annual report on Form 10-K.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

	Vote-by-Internet	OR		Vote-by-Telephone

1.	Log on to the Internet and go to		1.	Call toll-free
	http://www.eproxyvote.com/exc			1-877-PRX-VOTE (1-877-779-8683)

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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark
votes as in
this example.

The Board of Directors recommends a vote FOR proposals 1, 2, and 3.

					FOR	AGAINST	ABSTAIN
	Exelon		2.	Ratification of
				Independent	☐	☐	☐
				Accountants.
		01. Nicholas DeBenedictis,
1.	Election of Directors.	02. G. Fred DiBona, Jr.,	3.	Approval of
	(Please see reverse)	03. Sue L. Gin,		Annual Incentive	☐	☐	☐
		04. Edgar D. Jannotta		Plan for Senior
				Executives.

	FOR	WITHHELD

FOR			WITHHELD
ALL	☐	☐	FROM ALL
NOMINEES			NOMINEES

☐	For all nominees except as written above

Change of Address/Comments on Reverse Side

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

ADMISSION TICKET

Please detach and bring this ticket along with
a photo I.D. for admission to the

Exelon Corporation
Annual Shareholders Meeting
Tuesday, April 27, 2004
9:30 A.M.
PECO Energy Headquarters
2301 Market Street
Philadelphia, Pennsylvania

THIS TICKET IS NOT TRANSFERABLE

DETACH HERE

2004 COMMON STOCK PROXY
EXELON CORPORATION

This proxy is solicited on behalf of the board of directors
for the Annual Meeting of Shareholders to be held on
Tuesday, April 27, 2004 at 9:30 A.M. at the PECO Energy Headquarters,
2301 Market Street, Philadelphia, Pennsylvania

RANDALL E. MEHRBERG and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed proxies to vote as specified all shares of Common Stock which the shareholder(s) named on the reverse side is entitled to vote at the above annual meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the meeting.

EquiServe Trust Company, N.A., as Custodian under the Dividend Reinvestment and Employee Stock Purchase Plan, and Exelon Corporation, as Custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of common stock held for the benefit of shareholder(s) named on the reverse side.

Nominees for election to the board of directors for class I terms expiring in 2007 are:
01. Nicholas DeBenedictis, 02. G. Fred DiBona, Jr., 03. Sue L. Gin, 04. Edgar D. Jannotta

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR
OTHERWISE TO P.O. BOX 8647, EDISON, NEW JERSEY, 08818-8647.

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